Exhibit 99.2
NEWS

Contact:
-------
Media:
Todd Nissen
1.313.594.4410
tnissen@ford.com

Securities Analysts:
-------------------
Anne Bork
1.313.323.8221
abork@ford.com

Shareholder Inquiries:
---------------------
1.800.555.5259 or
1.313.845.8540
stockinf@ford.com


Media Information Center
1.800.665.1515 or
1.313.621.0504
media@ford.com


Go to http://media.ford.com
for news releases and
high-resolution photographs.



IMMEDIATE RELEASE
-----------------
FORD REPORTS LOSSES FOR FULL-YEAR AND FOURTH QUARTER 2001

        o Fourth quarter operating loss was 48 cents per share.
        o Fourth quarter operating profits improve in Europe.
        o Net cash increases $800 million, to $3.9 billion.

DEARBORN, Mich., Jan. 17 - Ford Motor Company [NYSE: F] today reported a net loss of $5.45 billion, or $3.02 per share, for full-year 2001. Excluding previously announced unusual charges and other items, Ford lost $782 million, or 44 cents per share.

The full-year results compare to net income of $3.47 billion or $2.30 per diluted share in 2000. Operating earnings before unusual items for full-year 2000 were $6.67 billion or $3.26 per share.

Revenues for 2001 were $162.4 billion, down 5 percent from $170.1 billion a year ago. Vehicle unit sales were 6,991,000, a 6 percent decline from 7,424,000.

"This was a challenging, difficult year for the Ford Motor Company and our financial performance was unacceptable," said Chairman and CEO Bill Ford. "As outlined in our revitalization plan, we are committed to regaining our momentum and getting back on track. The difficult actions we announced last week will focus us on designing, building and selling the industry's best cars and trucks
- and restoring the company's profitability. "

Ford's 2001 full-year loss before unusual items primarily reflects lower volume in North America, significantly higher marketing and product costs, customer satisfaction initiatives, as well as increased credit losses at Ford Credit.

However, Ford scored numerous product successes in 2001. Ford was the best-selling brand of cars and trucks in the U.S. for the 15th year in a row, capturing five of the top 10 best-selling vehicles. The Ford F-Series was the top-selling truck for the 25th year in a row. The Ford Explorer was the industry's best-selling SUV in the U.S. for the 11th year in a row. In addition, Jaguar and Volvo set all-time sales records in 2001 - as well as set new U.S. sales records for the third year in a row.

In 2002, Ford will launch several new important products including the Ford Expedition, Lincoln Navigator, Lincoln Aviator, Volvo XC90 and Land Rover Range Rover.

FOURTH QUARTER
Ford reported a loss of $5.07 billion, or $2.81 per share, for the 2001 fourth quarter. Excluding previously announced unusual charges of $4.1 billion and an additional $102 million non-cash charge for the accounting standard on hedging and derivatives, fourth quarter operating loss was $860 million, or 48 cents per share.

Ford earned $1.08 billion, or 57 cents per share, in the fourth quarter of 2000. Operating earnings from the fourth quarter of 2000 were $1.21 billion, or 64 cents per share.

Total revenues in the 2001 fourth quarter were $41.15 billion, a 3 percent decline from $42.59 billion a year ago. Worldwide vehicle unit sales in the 2001 fourth quarter were 1,808,000, down 2 percent from 1,840,000.

The following operating results exclude unusual items in both years.

AUTOMOTIVE OPERATIONS
Worldwide automotive operations lost $1.96 billion in 2001, compared to a profit of $4.88 billion a year ago. Worldwide automotive revenues were $131.53 billion, a decline of 7 percent from $141.23 billion a year ago.

In the fourth quarter, worldwide automotive operations lost $803 million on revenues of $33.77 billion. That compares to a profit of $762 million on revenues of $35.11 billion in the fourth quarter of 2000.

Automotive gross cash at Dec. 31, 2001 totaled $17.7 billion, including $2.6 billion of pre-funding employee benefit expenses through a Voluntary Employee Beneficiary Association (VEBA) trust. Cash exceeded debt by $3.9 billion at year-end, $800 million better than at Sept. 30.

North America: The 2001 full-year loss in North America was $2.15 billion on revenues of $90.95 billion. Earnings in 2000 were $5.03 billion on revenues of $103.87 billion.

Fourth-quarter 2001 results were a loss of $916 million, compared to a profit of $740 million a year ago. Revenue declined to $23.26 billion from $25.59 billion. The decline was primarily a result of the intense competitive environment in the U.S., which led to lower unit sales volume and higher marketing costs. Marketing costs in the U.S. as a percent of revenue in the fourth quarter were 16.7 percent of revenues, up 6 points from a year ago.

As a result of the financial losses in 2001, there will be no profit-sharing for U.S. hourly employees. Bonus payments for salaried workers for 2001 were also eliminated, along with other compensation benefits.

Europe: Ford earned a full-year 2001 profit of $266 million in Europe, reversing a loss of $35 million a year ago. Revenues were $31.93 billion, 11 percent higher than $28.67 billion a year ago.

Fourth-quarter 2001 results from Europe were a profit of $61 million on revenues of $8.46 billion. That compares to a profit of $33 million on revenues of $7.33 billion in the fourth quarter of 2000. Strong new Ford brand products, including the Mondeo and Transit, and cost reductions led to the improved 2001 results.

South America: Ford operations in South America lost $225 million in full-year 2001, an improvement from a loss of $240 million a year ago. Revenue was $2.23 billion, down from $2.54 billion in 2000.

Fourth-quarter 2001 losses were $46 million, on revenues of $466 million. The 2000 fourth quarter was a loss of $31 million on revenues of $642 million. Continuing weak economic conditions in Brazil and Argentina contributed to the lower results.

Rest-of-world: Operations from the rest of the world reported a full-year 2001 profit of $156 million on revenues of $6.42 billion. That compares to income of $125 million on revenues of $6.16 billion in 2000.

In the fourth quarter of 2001, profits were $98 million, up from $20 million a year ago. Revenues were $1.59 billion, an increase from $1.54 billion in 2000.

FORD CREDIT
Ford Credit earned $1.20 billion in 2001 excluding unusual items, down 22 percent from $1.54 billion in 2000. In the fourth quarter, Ford Credit reported a profit of $6 million before charges, compared to $410 million a year ago. The reduction was more than accounted for by a higher provision for credit losses.

HERTZ
Hertz reported full-year 2001 earnings of $23 million, down from $358 million in 2000. Hertz lost $58 million in the fourth quarter, compared to earnings of $56 million in the fourth quarter of 2000. The decline is attributable to a slowing U.S. economy which affected U.S. travel and car rentals, as well as a more competitive pricing environment for all Hertz business units.

OUTLOOK
"Although the U.S. economy continues to be uncertain, we estimate total vehicle demand will be about 15.5 million units," said Nick Scheele, Ford president and chief operating officer. "Our North American production forecast calls for making 1,050,000 cars and trucks in the first quarter. This is down three percent from 1,078,000 in the 2001 first period.

"For Ford Motor Company, 2002 will be a year of transition as we concentrate on implementing our revitalization plan," Scheele said.

Investors can hear a review of fourth quarter and full-year 2001 results by Martin Inglis, chief financial officer, on the Internet at www.streetevents.com. The presentation will start at 9 a.m. EST, Jan. 17.

Ford Motor Company is the world's second largest automaker, selling vehicles in 200 markets and with approximately 345,000 employees on six continents. Its automotive brands include Aston Martin, Ford, Jaguar, Land Rover, Lincoln, Mazda, Mercury and Volvo. Its automotive-related services include Ford Credit, Hertz and Quality Care.

                                       ###
Statements included herein may constitute "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks, uncertainties, and other factors that could cause actual results to differ materially from those stated, including, without limitation: greater price competition in the U.S. and Europe resulting from currency fluctuations, industry overcapacity or other factors; a significant decline in industry sales, particularly in the U.S. or Europe, resulting from slowing economic growth; lower-than-anticipated market acceptance of new or existing products; currency or commodity price fluctuations; economic difficulties in South America or Asia; higher fuel prices; a market shift from truck sales in the U.S.; lower-than-anticipated residual values for leased vehicles; a credit rating downgrade; labor or other constraints on our ability to restructure our business; increased safety or emissions regulation resulting in higher costs and/or sales restrictions; work stoppages at key Ford or supplier facilities; the discovery of defects in vehicles resulting in recall campaigns, increased warranty costs or litigation; an inability to implement the revitalization program.





                                         Ford Motor Company and Subsidiaries
                                          CONSOLIDATED STATEMENT OF INCOME
                                          --------------------------------
                                  For the Periods Ended December 31, 2001 and 2000
                                                    (in millions)

                                                                               Fourth Quarter                      Full Year
                                                                          ------------------------        --------------------------
                                                                            2001            2000            2001              2000
                                                                          ---------      ---------        ---------        ---------
                                                                                (unaudited)               (unaudited)
AUTOMOTIVE
Sales                                                                     $33,772        $35,107         $131,528          $141,230

Costs and expenses
Costs of sales                                                             37,400         31,361          129,159           126,114
Selling, administrative and other expenses                                  2,753          2,823            9,937             9,884
                                                                          -------        -------          --------         --------
  Total costs and expenses                                                 40,153         34,184          139,096           135,998

Operating income (loss)                                                    (6,381)           923           (7,568)            5,232

Interest income                                                               149            349              766             1,488
Interest expense                                                              373            371            1,378             1,383
                                                                          -------        -------          -------          --------
  Net interest income (expense)                                              (224)           (22)            (612)              105
Equity in net income (loss) of affiliated companies                          (170)            (6)            (856)              (70)
                                                                          -------        -------          -------          --------

Income (loss) before income taxes - Automotive                             (6,775)           895           (9,036)            5,267

FINANCIAL SERVICES
Revenues                                                                    7,378          7,493           30,884            28,828

Costs and expenses
Interest expense                                                            2,139          2,544            9,470             9,519
Depreciation                                                                2,691          2,375           10,564             9,408
Operating and other expenses                                                1,478          1,254            5,733             4,971
Provision for credit and insurance losses                                   1,528            616            3,665             1,963
                                                                          -------        -------          -------          --------
  Total costs and expenses                                                  7,836          6,789           29,432            25,861
                                                                          -------        -------          -------          --------

Income (loss) before income taxes - Financial Services                       (458)           704            1,452             2,967
                                                                          --------       -------          -------          --------

TOTAL COMPANY
Income (loss) before income taxes                                          (7,233)         1,599           (7,584)            8,234
Provision for income taxes                                                 (2,153)           506           (2,151)            2,705
                                                                          -------        -------          --------         --------
Income (loss) before minority interests                                    (5,080)         1,093           (5,433)            5,529
Minority interests in net income of subsidiaries                              (12)            16               20               119
                                                                          --------       -------          -------          --------
Income (loss) from continuing operations                                   (5,068)         1,077           (5,453)            5,410
Income from discontinued operation (Note 2)                                     -              -                -               309
Loss on spin-off of discontinued operation (Note 2)                             -              -                -            (2,252)
                                                                          --------       -------          -------          --------
Net income (loss)                                                         $(5,068)       $ 1,077          $(5,453)         $  3,467
                                                                          ========       =======          =======          ========
Income (loss) attributable to Common and Class B Stock
 after Preferred Stock dividends                                          $(5,072)       $ 1,073          $(5,468)         $  3,452

Average number of shares of Common and Class B
 Stock outstanding (Note 3)                                                 1,810          1,873            1,820             1,483

AMOUNTS PER SHARE OF COMMON AND CLASS B STOCK (Note 3)
Basic income
     Income (loss) from continuing operations                             $ (2.81)       $  0.58          $ (3.02)         $   3.66
     Income from discontinued operation                                         -              -                -              0.21
     Loss on spin-off of discontinued operation                                 -              -                -             (1.53)
                                                                          -------        -------          -------          ---------
     Net income (loss)                                                    $ (2.81)       $  0.58          $ (3.02)         $   2.34
Diluted income
     Income (loss) from continuing operations                             $ (2.81)       $  0.57          $ (3.02)         $   3.59
     Income from discontinued operation                                         -              -                -              0.21
     Loss on spin-off of discontinued operation                                 -              -                -             (1.50)
                                                                          -------        -------          -------          ---------
     Net income (loss)                                                    $ (2.81)       $  0.57          $ (3.02)         $   2.30

Cash dividends                                                            $  0.15        $  0.30          $  1.05          $   1.80


The accompanying notes are part of the financial statements.



                                         Ford Motor Company and Subsidiaries
                                             CONSOLIDATED BALANCE SHEET
                                             --------------------------
                                          As of December 31, 2001 and 2000
                                                    (in millions)

                                                                                                       2001             2000
                                                                                                  ---------------- ---------------
                                                                                                   (unaudited)
 ASSETS
Automotive
Cash and cash equivalents                                                                           $  4,079         $  3,374
Marketable securities                                                                                 10,949           13,116
                                                                                                    --------         --------
   Total cash and marketable securities                                                               15,028           16,490

Receivables                                                                                            2,214            4,685
Inventories (Note 4)                                                                                   6,191            7,514
Deferred income taxes                                                                                  2,595            2,239
Other current assets                                                                                   6,155            5,318
Current receivable from Financial Services                                                               938            1,587
                                                                                                    --------         --------
   Total current assets                                                                               33,121           37,833

Equity in net assets of affiliated companies                                                           2,450            2,949
Net property                                                                                          33,121           37,508
Deferred income taxes                                                                                  5,996            3,342
Other assets                                                                                          13,631           12,680
                                                                                                    --------         --------
   Total Automotive assets                                                                            88,319           94,312

Financial Services
Cash and cash equivalents                                                                              3,139            1,477
Investments in securities                                                                                628              817
Finance receivables, net                                                                             111,958          125,164
Net investment in operating leases                                                                    47,262           46,593
Other assets                                                                                          21,525           12,390
Receivable from Automotive                                                                             3,712            2,637
                                                                                                    --------         --------
   Total Financial Services assets                                                                   188,224          189,078
                                                                                                    --------         --------

   Total assets                                                                                     $276,543         $283,390
                                                                                                    ========         ========

LIABILITIES AND STOCKHOLDERS' EQUITY
Automotive
Trade payables                                                                                      $ 15,677         $ 15,075
Other payables                                                                                         4,577            4,011
Accrued liabilities                                                                                   23,990           23,369
Income taxes payable                                                                                       -              449
Debt payable within one year                                                                             302              277
                                                                                                    --------         --------
   Total current liabilities                                                                          44,546           43,181

Long-term debt                                                                                        13,492           11,769
Other liabilities                                                                                     30,868           29,610
Deferred income taxes                                                                                    362              353
Payable to Financial Services                                                                          3,712            2,637
                                                                                                    --------         --------
   Total Automotive liabilities                                                                       92,980           87,550

Financial Services
Payables                                                                                               3,095            5,297
Debt                                                                                                 153,543          153,510
Deferred income taxes                                                                                  9,703            8,677
Other liabilities and deferred income                                                                  7,826            7,486
Payable to Automotive                                                                                    938            1,587
                                                                                                    --------         --------
   Total Financial Services liabilities                                                              175,105          176,557

Company-obligated mandatorily redeemable preferred securities of a subsidiary
ttrust holding solely junior subordinated debentures of the Company                                      672              673

Stockholders' equity
Capital stock
 Preferred Stock, par value $1.00 per share (aggregate liquidation preference
   of $177 million)                                                                                        *                *
 Common Stock, par value $0.01 per share (1,837 million shares issued)                                    18               18
 Class B Stock, par value $0.01 per share (71 million shares issued)                                       1                1
Capital in excess of par value of stock                                                                6,001            6,174
Accumulated other comprehensive income                                                                (5,913)          (3,432)
ESOP loan and treasury stock                                                                          (2,823)          (2,035)
Earnings retained for use in business                                                                 10,502           17,884
                                                                                                    --------         --------
   Total stockholders' equity                                                                          7,786           18,610
                                                                                                    --------         --------

   Total liabilities and stockholders' equity                                                       $276,543         $283,390
                                                                                                    ========         ========

- - - - -
*Less than $1 million

The accompanying notes are part of the financial statements.



                                         Ford Motor Company and Subsidiaries
                                        CONSOLIDATED STATEMENT OF CASH FLOWS
                                        ------------------------------------
                                For the Years Ended December 31, 2001, 2000 and 1999
                                                    (in millions)

                                                       2001                        2000                         1999
                                            -------------------------- --------------------------- ------------------------------

                                                           Financial                    Financial                   Financial
                                            Automotive     Services       Automotive    Services      Automotive    Services
                                            ----------- -------------- -------------- ------------ --------------- --------------
                                                   (unaudited)
Cash and cash equivalents at January 1       $  3,374     $  1,477       $  2,793      $  1,588      $  3,143      $  1,151

Cash flows from operating activities           10,102       13,712         18,307        15,457        14,851        12,540

Cash flows from investing activities
 Capital expenditures                          (6,357)        (651)        (7,393)         (955)       (7,069)         (590)
 Acquisitions of other companies               (1,998)        (737)        (2,662)         (112)       (5,763)         (144)
 Acquisitions of receivables and lease
  Investments                                       -      (96,505)             -       (96,512)            -       (80,422)
 Collections of receivables and lease
  Investments
  Investments                                       -       47,288              -        54,290             -        46,646
 Net acquisitions of daily rental vehicles          -       (1,412)             -        (2,107)            -        (1,739)
 Purchases of securities                      (11,924)        (734)        (5,395)         (564)       (3,609)         (900)
 Sales and maturities of securities            11,830          759          4,938           557         2,352         1,100

 Proceeds from sales of receivables and
  lease investments
  lease investments                                 -       41,419              -        19,439             -         9,931
 Net investing activity with
  Financial Services
  Financial Services                              186            -            645             -         1,329             -
 Other                                            367          250              -          (320)          (70)          119
                                             --------     --------       --------      --------      --------      --------
   Net cash used in investing activities       (7,896)     (10,323)        (9,867)      (26,284)      (12,830)      (25,999)

Cash flows from financing activities
 Cash dividends
 Cash dividends                                (1,929)           -         (2,751)            -        (2,290)            -
 Issuance of Common Stock                         453            -            592             -           274             -
 Purchase of Ford treasury stock               (1,838)           -         (1,821)            -          (707)            -
 Changes in short-term debt                        38      (18,311)          (776)       (6,406)         (429)        5,547
 Proceeds from issuance of other debt           2,088       44,129          2,363        37,086         3,143        37,184
 Principal payments on other debt              (1,122)     (26,135)        (1,277)      (17,158)         (821)      (28,672)
 Value Enhancement Plan payments                    -            -         (5,555)            -             -             -
 Net debt repayments from discontinued
  Operation                                         -            -            650             -             -             -
 Net cash distribution to
  discontinued operation                            -            -            (85)            -             -             -
 Net financing activity with Automotive             -         (186)             -          (645)            -        (1,329)
 Other                                            261         (424)           139          (585)         (127)           88
                                             --------     --------       --------      --------      --------      --------
   Net cash (used in)/provided by
    financing activities
    financing activities                      ( 2,049)        (927)        (8,521)       12,292          (957)       12,818

Effect of exchange rate changes on c             (101)        (151)           (55)         (859)          (57)         (279)
Net transactions with Automotive/
 Financial Services
 Financial Services                               649         (649)           717          (717)       (1,357)        1,357
                                             --------     --------       --------      --------      --------      --------

   Net increase/(decrease) in cash and
    cash
equivalents
    cash equivalents                              705        1,662            581          (111)         (350)          437
                                             --------     --------       --------      --------      ---------     --------

Cash and cash equivalents at December 31     $  4,079     $  3,139       $  3,374      $  1,477      $  2,793      $  1,588
                                             ========     ========       ========      ========      ========      ========

The accompanying notes are part of the financial statements.

                                        Ford Motor Company and Subsidiaries

                                           NOTES TO FINANCIAL STATEMENTS
                                           -----------------------------
                                                    (unaudited)

1. Financial Statements - The financial data presented herein are unaudited, but in the opinion of management reflect those adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of such information. Reference should be made to the financial statements contained in the registrant's 2000 Annual Report on Form 10-K for the year ended December 31, 2000. For purposes of Notes to Financial Statements, "Ford" or the "Company" means Ford Motor Company and its majority owned subsidiaries unless the context requires otherwise. Certain amounts for prior periods were reclassified to conform with present period presentation.


2. Discontinued Operation - On June 28, 2000, we distributed our 100% ownership interest in Visteon Corporation, our former automotive components subsidiary, by means of a tax-free spin-off in the form of a dividend on Ford Common and Class B Stock. The total value of the distribution was $2.1 billion for an after-tax loss of $2.3 billion. This loss represented the excess of the carrying value of our net investment over the market value on the distribution date. Our financial statements reflect Visteon as a "discontinued operation" for all periods shown.

     In connection with the spin-off of Visteon, certain people working for Visteon remain Ford employees, with Visteon reimbursing Ford for the expenses, and Ford retaining certain pension and postretirement benefit obligations for qualified employees that are working or who have worked for Visteon.

     Visteon's revenues, not included in Ford's revenues, totaled $10.5 billion and $19.4 billion for the years ended December 31, 2000 and 1999. Income from discontinued operations for the years ended December 31, 2000 and 1999 is reported net of income tax expense of $182 million and $422 million.

3. Income Per Share of Common and Class B Stock - The calculation of diluted income per share of Common and Class B Stock takes into account the effect of obligations, such as stock options, considered to be potentially dilutive. Basic and diluted income per share were calculated using the following (in millions):

                                                               Fourth Quarter               Full Year
                                                          -------------------------    -----------------------
                                                            2001           2000          2001          2000
                                                          ----------     ----------    ----------    ---------
     Average shares outstanding                            1,812          1,873         1,820         1,483
     Issuable and uncommitted ESOP shares                     (5)           (13)           (9)           (9)
                                                           -----          -----         -----         -----
       Basic shares                                        1,807          1,860         1,811         1,474
     Contingently issuable shares                             (1)                          (1)
     Net dilutive effect of options a/                         -             35             -            30
                                                           -----          -----         -----         -----
       Diluted shares                                      1,806          1,895         1,810         1,504
                                                           =====          =====         =====         =====

       - - - - -
       a/ Incremental shares relating to stock options of 30 million were not included in the calculation of diluted EPS for 2001 due to their antidilutive effect.

4. Inventories - Automotive Sector - Inventories at December 31 were as follows (in millions):

                                                                         2001              2000
                                                                    ---------------   -------------
Raw materials, work-in-process and supplies                          $ 2,436           $ 3,284
Finished products                                                      4,660             5,325
                                                                     -------           -------
  Total inventories at FIFO                                          $ 7,096           $ 8,609
Less LIFO adjustment                                                    (905)           (1,095)
                                                                     -------           -------
  Total Inventories                                                  $ 6,191           $ 7,514
                                                                     =======           =======

     Inventories are stated at lower of cost or market. About one-third of inventories were determined under the last-in, first-out method. Reduction of FIFO inventory in 2001 resulted in a decrement of a base year LIFO layer, reducing cost of sales by $63 million.

5. Derivative Financial Instruments - We adopted Statement of Financial Accounting Standard ("SFAS") 133, Accounting for Derivative Instruments and Hedging Activities, as amended, on January 1, 2001. Our operations are exposed to global market risks, including the effect of changes in currency exchange rates, commodity prices, and interest rates. We use derivatives to manage these financial exposures as an integral part of our overall risk management program. We do not use derivatives for speculative purposes. We recognize fair value hedges through earnings and cash flow hedges through other comprehensive income. In prior years, gains and losses on currency and interest rate derivatives were deferred and recognized through earnings with the related underlying transactions.

    Exchange rate risk is managed by use of foreign currency agreements, including forward contracts, swaps, and options. Commodity price risk is managed by use of forward price contracts and options. Exchange rate and commodity risk derivatives are primarily accounted for as cash flow hedges and generally mature in 3 years or less, with a maximum maturity of 8 years. Interest rate risk is managed by entering into interest rate swap agreements to change the interest rate characteristics of our debt (primarily used in the Financial Services sector) to match the interest rate characteristics of related assets. These interest rate derivatives are designated as either cash flow or fair value hedges. In addition, we use forward contracts to hedge certain net investments in foreign operations and hold other derivatives that presently do not qualify for hedge accounting treatment under SFAS 133. During the fourth quarter of 2001, we reevaluated our plans with respect to certain forward purchase commitments for various commodities that were previously excluded from the scope of SFAS 133 and determined that they no longer qualify for exclusion. Accordingly, we recorded a mark-to-market adjustment of $450 million as of December 31, 2001. Derivatives accounted for as cash flow hedges comprise most of the balance of SFAS 133 activity reported as a part of stockholders' equity.

    Adjustments to income and to stockholders' equity for the quarter and at December 31, 2001, were (in millions):

                                                  Automotive          Financial Services          Total Company
                                             ---------------------  ----------------------   ------------------------
                                              Fourth      Full       Fourth       Full         Fourth        Full
                                             Quarter      Year       Quarter      Year         Quarter       Year
                                             ---------  ----------  ----------  ----------   ------------ -----------
       Income before income taxes a/          $(454)      $(588)     $(160)       (251)      $  (614)     $  (839)
       Net income                              (295)       (387)       (99)       (157)         (394)        (544)
       Stockholders' equity b/                                                                    28       (1,099)

       a/ Automotive recorded in cost of sales; Financial Services recorded in operating and other expenses
       b/ Recorded in accumulated other comprehensive income

    The $1,099 million recorded in stockholders' equity is comprised of amounts remaining from the $550 million transition adjustment on January 1, 2001 and net losses on derivative instruments for the year (net of $144 million of such amounts reclassified to income (loss) during the year). We expect to reclassify losses of $289 million ($96 million relates to transition adjustment) from stockholders' equity to net income during the next twelve months. These amounts are net of tax impact.

6.  Summary Quarterly Financial Data
    --------------------------------
    (in millions, except amounts per share)

                                                                  2001                                      2000
                                                 ------------------------------------------- ---------------------------------------
                                                  First     Second      Third      Fourth     First     Second    Third     Fourth
                                                  Quarter    Quarter    Quarter     Quarter   Quarter   Quarter   Quarter   Quarter
                                                 --------- ----------- ---------- ---------- --------- --------- --------- ---------
                 Automotive
                   Sales                          $34,650   $34,552    $28,554     $33,772    $36,175   $37,366   $32,582   $35,107
                   Operating income (loss)          1,329    (1,432)    (1,084)     (6,381)     2,322     1,413       574       923
                 Financial Services
                   Revenues                         7,796     7,762      7,948       7,378      6,729     7,133     7,473     7,493
                   Income (loss) before income
                    taxes                             594       690        626        (458)       643       764       856       704
                 Total Company
                   Income (loss) from
                    continuing operations           1,059      (752)      (692)     (5,068)     1,932     1,513       888     1,077
                 Common and Class B per share
                   Basic income (loss) from
                    continuing operations         $  0.58   $ (0.42)   $ (0.39)    $ (2.81)   $  1.61   $  1.26   $  0.54   $  0.58
                   Diluted (loss) income from
                    continuing operations a/         0.56     (0.42)     (0.39)      (2.81)      1.58      1.24      0.53      0.57


                 a/ Diluted earnings per share amounts have been revised to account for the antidilutive effect of stock options.


                               Ford Motor Company
                          SELECTED CONSOLIDATED DETAIL
                          ----------------------------
                             2001 Compared with 2000

                                                                 Fourth Quarter                       Full Year
                                                            -------------------------------     -----------------------------
                                                               2001              2000             2001             2000
                                                            --------------    -------------     ------------    -------------
Worldwide vehicle unit sales of
 cars and trucks (in thousands)
- North America                                                 1,114             1,209             4,292           4,933
- Outside North America                                           694               631             2,699           2,491
                                                               ------            ------            ------          ------
    Total                                                       1,808             1,840             6,991           7,424
                                                               ======            ======            ======          ======

Sales and revenues (Mils.)
- Automotive                                                $  33,772         $  35,107         $ 131,528       $ 141,230
- Financial Services                                            7,378             7,480            30,884          28,828
                                                            ---------         ---------         ---------  ---  ---------
    Total                                                   $  41,150         $  42,587         $ 162,412       $ 170,058
                                                            =========         =========         =========       =========

Net income (Mils.)
- Automotive                                                $  (4,708)        $     629         $  (6,267)      $   3,624
- Financial Services                                             (360)              448               814           1,786
                                                            ---------         ---------         ---------       ---------
   Income from continuing operations                           (5,068)            1,077            (5,453)          5,410
- Discontinued operation (Visteon)                                  -                 -                 -             309
- Loss on spin-off of Visteon                                       -                 -                 -          (2,252)
                                                            ---------         ---------         ---------       ---------
    Total net income                                        $  (5,068)        $   1,077         $  (5,453)      $   3,467
                                                            =========         =========         =========       =========

Adjusted net income from
 continuing operations (Mils.) a/                           $    (860)        $   1,210         $    (782)      $   6,668

Unusual items (Mils.)
- Fourth quarter impairment, restructuring,
   and other charges                                        $  (4,106)        $       -         $  (4,106)              -
- SFAS 133 b/                                                    (102)                -              (252)      $       -
- E-commerce and Automotive-related ventures                        -                 -              (199)              -
- Mazda restructuring actions                                       -                 -              (114)              -
- Asset write-down related to Nemak venture                         -              (133)                -            (133)
- Land Rover inventory profit reduction                             -                 -                 -            (106)
- European charges                                                  -                 -                 -          (1,019)
                                                            ---------         ---------         ---------       ---------
    Total unusual items                                     $  (4,208)        $    (133)        $  (4,671)      $  (1,258)
                                                            =========         =========         =========       =========

Capital expenditures (Mils.)
- Automotive                                                $   2,363         $   2,510         $   6,357       $   7,393
- Financial Services                                              223               390               651             955
                                                            ---------         ---------         ---------       ---------
    Total                                                   $   2,586         $   2,900         $   7,008       $   8,348
                                                            =========         =========         =========       =========

Automotive capital expenditures as a
 percentage of sales                                              7.0%              7.1%              4.8%            5.2%

Automotive net cash at December 31 (Mils.)
- Cash and marketable securities                            $  15,028         $  16,490         $  15,028       $  16,490
- VEBA                                                          2,639             3,656             2,639           3,656
                                                            ---------         ---------         ---------       ---------
   Gross cash including VEBA                                   17,667            20,146            17,667          20,146
- Debt                                                         13,794            12,046            13,794          12,046
                                                            ---------         ---------         ---------       ---------
   Automotive net cash including VEBA                       $   3,873         $   8,100         $   3,873       $   8,100
                                                            =========         =========         =========       =========

AMOUNTS PER SHARE OF COMMON AND CLASS B STOCK
Income assuming dilution
- Automotive                                                $   (2.61)        $    0.33         $   (3.47)      $    2.40
- Financial Services                                            (0.20)             0.24              0.45            1.19
                                                            ---------         ---------         ---------       ---------
   Subtotal                                                     (2.81)             0.57             (3.02)           3.59
- Discontinued operation (Visteon)                                  -                 -                 -            0.21
- Loss on spin-off of Visteon                                       -                 -                 -           (1.50)
                                                            ---------         ---------         ---------       ---------
    Total                                                   $   (2.81)        $    0.57         $               $    2.30
                                                            =========         =========         ====            =========
                                                                                                (3.02)

Adjusted net income from
 continuing operations a/                                   $   (0.48)        $    0.64         $   (0.44)      $    3.26     c/

Unusual items
- Fourth quarter impairment, restructuring,
   and other charges                                        $   (2.27)        $       -         $   (2.27)      $       -
- SFAS 133 b/                                                   (0.06)                -             (0.14)              -
- E-commerce and Automotive-related ventures                        -                 -             (0.11)
- Mazda restructuring actions                                       -                 -             (0.06)              -
- Asset write-down related to Nemak venture                         -             (0.07)                -           (0.06)    c/
- Land Rover inventory profit reduction                             -                 -                 -           (0.05)    c/
- European charges                                                  -                 -                 -           (0.50)    c/

                                                            ---------         ---------         ---------       ---------
    Total unusual items                                     $   (2.33)        $   (0.07)        $   (2.58)      $   (0.61)    c/
                                                            =========         =========         =========       =========

a/   Excludes unusual items disclosed by the Company.
b/   Excluding precious metals charge in Fourth Quarter 2001.
c/ In addition to excluding unusual items affecting income, also treats the Value Enhancement Plan like a stock split and share repurchase.

Prior periods have been restated.

                       Ford Motor Company and Subsidiaries

                            VEHICLE UNIT SALES DETAIL
                            -------------------------

                             2001 Compared with 2000


                                                            Fourth Quarter                            Full Year
                                                         -------------------------              ------------------------
                                                          2001             2000                  2001            2000
                                                         --------         --------              --------        --------
                                                           (in thousands)                          (in thousands)
     North America
     United States
      Cars                                                 381              433                 1,427           1,775
      Trucks                                               605              643                 2,458           2,711
                                                         -----            -----                 -----           -----
       Total United States                                 986            1,076                 3,885           4,486

     Canada                                                 79               83                   245             300
     Mexico                                                 49               50                   162             147
                                                         -----            -----                 -----           -----

       Total North America                               1,114            1,209                 4,292           4,933

     Europe
     Britain                                               145              108                   637             476
     Germany                                                94               79                   383             320
     Italy                                                  75               65                   249             222
     Spain                                                  42               51                   178             180
     France                                                 45               39                   163             158
     Other countries                                       152              141                   551             526
                                                         -----            -----                 -----           -----

       Total Europe                                        553              483                 2,161           1,882

     Other international
     Brazil                                                 26               37                   125             134
     Australia                                              30               30                   115             125
     Taiwan                                                  9                9                    53              63
     Argentina                                               6               10                    29              49
     Japan                                                   6                4                    18              26
     Other countries                                        64               58                   198             212
                                                         -----            -----                 -----           -----

       Total other international                           141              148                   538             609
                                                         -----            -----                 -----           -----

     Total worldwide vehicle unit sales                  1,808            1,840                 6,991           7,424
                                                         =====            =====                 =====           =====

Vehicle unit sales generally are reported worldwide on a "where sold" basis and include sales of all Company-badged units, as well as units manufactured by Ford and sold to other manufacturers.

Unit sales in Turkey were rebinned in prior periods from Europe to Asia Pacific.


                               Ford Motor Company
                         FOURTH QUARTER 2001 DATA SHEET
                         ------------------------------                  --------------------------
                             2001 Compared with 2000
                                                           3rd Qtr                  2001                     2000
                                                            2001            4th Qtr      Full Year         4th Qtr       Full Year
                                                        ------------     ------------- ------------     -------------  ------------
Market Share Data (%)
   U.S.
      Car                                                  17.1%            17.8%         17.7%            17.4%          19.1%
      Truck                                                27.1%            27.0%         27.4%            27.1%          28.2%
         Total                                             22.1%            22.8%         22.8%            22.5%          23.7%

   Europe
      Car                                                  11.3%            10.5%         11.0%            10.2%          10.3%
      Truck                                                 9.0%             8.3%          8.6%             7.1%           7.7%
         Total                                             11.0%            10.2%         10.7%             9.7%           9.9%

U.S. Total Marketing Costs (Ford/LM)
 -- Variable and Fixed
 (% of Gross Revenue)                                      16.0%            16.7%         14.7%            10.7%          11.1%

U.S. Sales Mix (Ford/LM)
  Fleet Sales (% of Total)                                  18%              21%           25%              29%            26%
  Red Carpet Lease (% of Total)                             18%               7%           15%              14%            18%
  Red Carpet Lease (% of Retail)                            22%               9%           20%              19%            25%

U.S. Inventory (Days' Supply)
  Car                                                       48                63           63                79            79
  Truck                                                     70                59           59                92            92
    Average                                                 62                60           60                87            87

Avg. Portfolio Borrowing Rate
   Ford Credit (%)                                          5.9%              5.6%         6.1%              6.7%          6.4%

Worldwide Taxes
   Effective Tax Rate                                      32.5%            32.5%         32.5%            31.5%          32.5%

Common and Class B
 Shares Outstanding (Mils.)
   Average - actual                                         1,812             1,810        1,820             1,873         1,483
   Average - assuming full dilution                         1,806             1,806        1,810             1,895a/       1,504a/
   Period ended - actual                                    1,811             1,809        1,809             1,854         1,854

Common Stock price (per share)
(adjusted to reflect Visteon spin-off)
   High                                                    $25.76            $18.94       $31.46            $27.00        $30.13
   Low                                                      15.34             14.93        14.93             21.63         21.63

Cash Dividends (per share)                                  $0.30             $0.15        $1.05             $0.30         $1.16
                                                                         --------------------------

a/ If the Value Enhancement plan was treated as a stock split followed by a share repurchase, the shares would have been 2,136 for 2nd quarter 2000 and 2,041 for full year 2000.


    --------------------------------------
        Excludes SFAS 133 Effect,
             & Unusual Items
     --------------------------------------

                               Ford Motor Company
                 AUTOMOTIVE GEOGRAPHIC AND COST OF SALES DETAIL
                 ----------------------------------------------
                             2001 Compared With 2000


     --------------------------
      GEOGRAPHIC DATA                            4th Quarter                                        Full Year
     --------------------------     -----------------------------------------    ----------------------------------------------
                                                                   01 B/(W)                                        01 B/(W)
                                        2001           2000        Than 00           2001            2000           Than 00
                                    ------------- ------------- -------------    --------------- -------------- ---------------
     PBT (Mils.)
     -----------
     U.S.                              ($713)           $831       ($1,544)          ($2,972)        $6,890         ($9,862)
     Canada/Mexico                      (634)            272          (906)             (260)           667            (927)
                                    ------------- ------------- -------------    --------------- -------------- --------------
       North America                 ($1,347)         $1,103       ($2,450)          ($3,232)        $7,557        ($10,789)

     Europe                              104              31            73               424            (97)            521
     South America                       (74)            (49)          (25)             (350)          (373)             23
     Rest of World                       139              15           124               262            115             147
                                    ------------- ------------- -------------    --------------- -------------- --------------
         Worldwide                   ($1,178)         $1,100       ($2,278)          ($2,896)        $7,202        ($10,098)
                                    ============= ============= =============    =============== ============== ===============

     Net Income (Mils.)
     ------------------
     U.S.                              ($524)           $564       ($1,088)          ($1,986)         $4,602        ($6,588)
     Canada/Mexico                      (392)            176          (568)             (168)            430           (598)
                                    ------------- ------------- -------------    --------------- -------------- ---------------
       North America                   ($916)           $740       ($1,656)          ($2,154)         $5,032        ($7,186)

     Europe                               61             33             28               266             (35)           301
     South America                       (46)           (31)           (15)             (225)           (240)            15
     Rest of World                        98             20             78               156             125             31
                                    ------------- ------------- -------------    --------------- --------------- ---------------
         Worldwide                     ($803)          $762        ($1,565)          ($1,957)         $4,882        ($6,839)
                                    ============= ============= =============    =============== =============== ===============

     Sales (Mils.)
     -------------
     U.S.                            $21,050        $23,302       ($2,252)            $83,971          $96,030        ($12,059)
     Canada/Mexico                     2,212          2,290           (78)              6,981            7,835            (854)
                                    ------------- ------------- --------------   --------------- --------------- --------------
       North America                 $23,262        $25,592       ($2,330)            $90,952         $103,865        ($12,913)

     Europe                            8,456          7,332         1,124              31,925           28,674           3,251
     South America                       466            642          (176)              2,229            2,536            (307)
     Rest of World                     1,588          1,541            47               6,422            6,155             267
                                     ------------ ------------- --------------   --------------- --------------- ----------------
         Worldwide                   $33,772        $35,107       ($1,335)           $131,528         $141,230         ($9,702)
                                     ============ ============= ==============   =============== =============== ================


     --------------------------
      COST OF SALES                              4th Quarter                                        Full Year
     --------------------------      -----------------------------------------   ------------------------------------------------
                                                                   01 B/(W)                                            01 B/(W)
                                        2001           2000        Than 00             2001             2000           Than 00
                                     ------------ ------------- --------------   --------------- --------------- ----------------
                                       (Mils)         (Mils)         (Mils)           (Mils)           (Mils)          (Mils)

     Total Costs and Expenses        $34,761        $33,979         $(782)           $133,548         $134,063            $515
        Less:  Depreciation              623            495          (128)              2,612            2,641              29
               Amortization              583            675            92               2,415            2,451              36
               Selling and Admin.      2,714          2,775            61               9,739            9,701             (38)
               Postretirement Exp.*      252            354           102               1,338            1,516             178
                                     ------------ ------------- --------------    --------------- --------------- ----------------

        Net Cost of Sales            $30,589        $29,680          ($909)          $117,444         $117,754            $310
                                     ============ ============= ==============    =============== =============== ================

        Memo: Gross Margin               9.4%          15.5%          -6.0pts           10.7%            16.6%            -5.9pts

     - - - - -
     * Now includes Benefit Expenses from Total Pension, Retiree Health Care, and Retiree Life Insurance



                               Ford Motor Company

                2002 NORTH AMERICAN PRODUCTION AND OVERSEAS SALES
                -------------------------------------------------

                                                2002 Planned             Memo: 2001 Actual
                                                ------------            --------------------
                                                   First                Second        Third
                                                  Quarter               Quarter       Quarter
                                                ----------              -------       -------
                                                   (000)                 (000)         (000)

North American Production and Imports
-------------------------------------

Car                                                395                    338         1,384

Truck                                              655                    663         2,638

   North American Production                     1,050                  1,001         4,022
                                                 -----                  -----         -----
Mexican Domestic Units                         Incl. Above           Incl. Above

Imports (Volvo, Jaguar, Land Rover, Fiesta)         50                     93           269

   Total North America (Incl. Imports)           1,100                  1,094         4,291

Overseas Vehicle Unit Sales                        670                    669         2,664
                                                 ------                 -----         -----

Ford Worldwide                                   1,770                  1,763         6,995
                                                 =====                  =====         =====

Over/(Under) Prior
------------------

   North America
                  Units:
                  - Issue                           70                     36
                  - Quarter                         42                    226
                  - Year                           (28)                   (43)

                  Percentage:
                  - Issue                            0                     0
                  - Quarter                          0                     0
                  - Year                            (2)%                  (4)%

   Overseas
                  Units:
                  - Issue                            0                     0
                  - Quarter                          1                    89
                  - Year                           (29)                   42

                  Percentage:
                  - Issue                            0                     0
                  - Quarter                          0                     0
                  - Year                            (4)%                   7%

   Worldwide
                  Units:
                  - Issue                           70                    36
                  - Quarter                         43                   315
                  - Year                           (57)                   (1)

                  Percentage:
                  - Issue                            0                    0
                  - Quarter                          2%                   0
                  - Year                            (3)%                 (0)%

                                                              Investor Relations
                                                                         1/17/02